Exhibit 99(a)

NEWS RELEASE

Cleveland-Cliffs Reports Record Revenues

and Operating Income for 2006

Margins Expand to Historic High on Revenues of $2 Billion

Cleveland, OH—February 21, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today reported record financial results for the quarter and year ended December 31, 2006.

Following are 2006 highlights:

•	Revenues from product sales and services of $2.0 billion exceeded the prior record set last year by 15 percent.

•	Operating income reached $387.5 million, surpassing the year-ago record by nine percent.

•	Sales margin increased 12 percent to an all-time high of $435.8 million.

Net income was $83.7 million, or $1.59 per share, in the 2006 fourth quarter and $293.8 million, or $5.46 per share, for the full year. This compares with 2005 net income of $66.1 million, or $1.18 per share, and $277.6 million, or $4.99 per share, for the fourth quarter and full year, respectively. All per-share amounts are diluted and have been adjusted to reflect the June 30, 2006, two-for-one stock split.

Revenues from iron ore product sales and services of $622.6 million in the final quarter of 2006 and $2.0 billion for the full year marked the highest quarterly and annual revenues in the Company’s history. Revenues were 33 percent and 15 percent higher than the $468.9 million and $1.7 billion reported for the respective 2005 fourth-quarter and full-year periods.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

Operating income jumped 73 percent in the fourth quarter—reaching $105.4 million. For the full year, operating income set a new record of $387.5 million, exceeding the previous record of $356.5 million established in 2005 by almost nine percent.

President and Chief Executive Officer Joseph A. Carrabba commented: “Generating consistent profitability and growth are our primary objectives and the record results we are reporting today reinforce our business strategy and the efforts of Cliffs’ associates worldwide. During 2006, Cliffs solidified and enhanced its core North American operations and made progress toward further diversifying into faster growing international markets.”

North American Iron Ore

Fourth-quarter 2006 North American pellet sales volume was 7.2 million tons, an 18 percent increase from the 6.1 million tons sold in last year’s final three months. Sales margin increased $14.0 million, or 18 percent, to $93.4 million, up from $79.4 million in 2005, primarily due to higher sales prices and higher volume, partially offset by increased costs.

For the full year, pellet sales volume totaled 21.5 million tons, compared with 22.3 million tons in 2005—a decrease of three percent. Pellet sales margin of $349.2 million declined three percent from the $358.6 million generated in 2005, primarily reflecting 12 percent higher per-ton costs and lower sales volume, largely offset by higher sales prices. The cost increase primarily resulted from higher maintenance activity, increased energy and supply pricing, higher stripping volume and higher employment costs. Fourth-quarter and full-year costs were also impacted approximately $15 million related to production curtailments caused by the electrical explosions at United Taconite in October.

Australian Iron Ore

Fourth-quarter 2006 Portman sales volume was 2.3 million tonnes, compared with 1.7 million tonnes in the 2005 fourth quarter—an increase of 37 percent. Revenues increased 89 percent,

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

to $111.5 million for the quarter, owing to higher volume and prices. Sales margin of $25.8 million was $27.2 million higher than last year’s final quarter, primarily due to higher volume and pricing and lower purchase accounting adjustments totaling $10.6 million.

Full-year sales volume increased 51 percent to 7.4 million tonnes, versus 4.9 million tonnes in 2005. The higher sales volume primarily reflects the exclusion of first-quarter 2005 sales, prior to the March 31, 2005, acquisition. In addition, the two-million-tonne expansion of the Koolyanobbing operation, which was completed in the first half of 2006, contributed to the volume increases for both the fourth-quarter and full-year periods. Per-tonne cost of goods sold and operating expenses increased four percent for the full year, compared with 2005. Sales margin for 2006 surged 185 percent to $86.6 million from $30.4 million in 2005. The improvement was principally due to higher volume and sales prices, partially offset by increased production costs. The increase in production costs was primarily due to higher contract labor.

Inventory and Production

Following is a summary of production tonnage:

	Production (In Millions)
	Fourth Quarter		Full Year
Mine	2006	2005	2006	2005
North America (1)
Empire	1.3	1.1	4.9	4.8
Tilden	1.7	2.0	6.9	7.9
Hibbing	2.0	2.3	8.3	8.5
Northshore	1.3	1.2	5.1	4.9
United Taconite	.5	1.2	4.3	4.9
Wabush	1.2	1.1	4.1	4.9

Total	8.0	8.9	33.6	35.9

Company share of total	4.9	5.5	20.8	22.1

Australia (2)
Koolyanobbing	2.1	1.8	7.0	4.7
Cockatoo Island	.2	.2	.7	.5

Total	2.3	2.0	7.7	5.2

(1) Long tons of pellets of 2,240 pounds. (2) Metric tonnes of 2,205 pounds. The 2005 total reflects production since the March 31, 2005 acquisition.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

At Tilden, production was one million tons lower than in 2005 due to unplanned equipment repairs and a change in production mix. The decrease in United Taconite fourth-quarter and full-year production was due to the previously mentioned electrical accident. Full production resumed in January 2007. The decrease in Wabush production was principally associated with pit dewatering issues, which also adversely impacted production costs. Wabush completed actions to increase annual pellet production near the end of 2006. Production at Wabush for 2007 is estimated to be 4.8 million tons. The increase in Australian production reflects the exclusion of production prior to the March 31, 2005 acquisition from last year’s total and the two-million-tonne per annum expansion completed during 2006 at Portman’s Koolyanobbing operation. Cliffs’ previously announced restart of an idled furnace at Northshore will increase pellet capacity by .8 million tons, and is expected to be completed in the first quarter of 2008.

At December 31, 2006, Cliffs had 2.6 million tons of pellets in its North American inventory, compared with 3.3 million tons at December 31, 2005. The decrease from 2005 was primarily due to lower production. At December 31, 2006, Portman had .9 million tonnes of finished product inventory, .3 million tonnes higher than last year.

Liquidity

At December 31, 2006, Cliffs had $351.7 million of cash and cash equivalents, including $97.6 million at Portman, and there are currently no borrowings under the Company’s $500 million revolving credit facility. At December 31, 2005, Cliffs had $192.8 million of cash and cash equivalents. The $158.9 million increase in cash and cash equivalents was due primarily to $428.5 million of net cash provided by operating activities, partially offset by capital expenditures totaling $132.9 million (including $39.6 million related to Portman), $121.5 million for 3.2 million shares of common stock repurchases, and $25.8 million of dividends on common and preferred shares. As of year-end, an additional 1.3 million shares remain authorized for repurchase under the Company’s July 2006 two-million-share repurchase authorization. Also

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

included in cash from operating activities was planned pension and VEBA funding totaling $64.2 million and a refund of $67.5 million from the Wisconsin Electric Power (WEPCO) escrow account.

Outlook

North America

Although production schedules are subject to change, all of Cliffs’ operations are expected to operate at or near capacity in 2007. Cliffs’ total North American pellet production is expected to be approximately 36 million tons, with its share approximating 22 million tons.

North American pellet sales volume is projected to be approximately 21 million tons in 2007. Revenues per ton from iron ore sales and services is dependent upon several price-adjustment factors included in term sales contracts, primarily the percentage change from 2006 to 2007 in the international pellet price for blast furnace pellets, PPI and actual 2007 steel pricing for one customer.

Following is the estimated impact on average North American revenues per ton from iron ore sales and services (excluding freight and venture partners’ cost reimbursements) based on the average 2006 per-ton price of $63.86:

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

	2007 Revenue Effect (Change from 2006)
	Percent	Price per Ton
Potential increase (decrease):
Each 10 percent change in international pellet price	2.5%	$1.62
Each 10 percent change in PPI - industrial commodities less fuel	1.9	1.24
Each 10 percent change in PPI - fuel and related products	1.0	.65
Each $10 per ton change from $520 per ton	.4	.28
Average hot rolled coil price realization*
Known year-over-year increase**	1.4	.92
* Valid for decreases through $400 per ton; no upper limit. ** Increase represents a combination of contractual base-price increase, lag-year adjustments and capped pricing on one contract.

In December 2006 and January 2007, Companhia Vale do Rio Doce (CVRD) reached settlements for 2007 price negotiations with European and Asian customers for blast furnace pellets resulting in a 5.28 percent increase. Based on these initial settlements, it is widely expected that the 2007 Eastern Canadian pellet price, which is the predominant international price factor affecting the Company’s North American contracts, will also increase approximately five percent. The net corresponding impact on Cliffs’ 2007 average pellet pricing from this factor is expected to be positive.

North American production costs per ton are expected to increase approximately two percent from the 2006 cost of goods sold and operating expenses level of $47.63 per ton (excluding freight and venture partners’ cost reimbursements).

Australia

Portman’s estimate of 2007 production is 8.5 million tonnes, including .4 million from Cockatoo Island. Feasibility studies have concluded that mining and shipments from the current operations at Cockatoo Island can be continued until late 2007. Portman’s estimate of 2007 sales is 8.5 million tonnes, compared with 7.4 million tonnes in 2006. In December 2006, settlements between a number of the major seaborne iron ore producers and the Chinese steel

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

industry resulted in a 9.5 percent price increase for 2007. Sales of lump and fines ore from Portman will reflect that negotiated increase, and combined with other factors, is expected to result in an approximate seven percent increase on a Cliffs basis. Unit production costs at Portman are expected to be approximately 10 percent higher in 2007, compared with the $36.93 reported for 2006.

“Our outlook regarding industry conditions during the coming year is very encouraging,” added Carrabba. “Domestically, we see the recently reported corrections in steel inventories continuing, which should result in firmer prices by mid-year. Internationally, demand from Asian steel producers remains vigorous and shows signs of sustained strength in 2007 and beyond.

“Entering 2007, Cliffs is serving a reinvigorated North American steel industry and expanding its presence in the world’s fastest growing steel-related material markets.”

Cliffs will host a conference call to discuss its fourth-quarter and full-year 2006 results tomorrow, February 22, 2007, at 9:00 a.m. Eastern. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its 2006 Form 10-K with the Securities and Exchange Commission in the next several days. For a more complete discussion of operations and financial position, please refer to the Form 10-K.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, an iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in the sales mix; the impact of other price adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870

Financial Community: 1-800-214-0739, or 1-216-694-5459

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CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS

(UNAUDITED)

	Fourth Quarter		Year
(In Millions, Except Per Share Amounts)	2006	2005	2006	2005
REVENUES FROM PRODUCT SALES AND SERVICES
Iron ore	$554.6	$417.1	$1,735.5	$1,512.2
Freight and venture partners’ cost reimbursements	68.0	51.8	259.8	227.3

	622.6	468.9	1,995.3	1,739.5
COST OF GOODS SOLD AND OPERATING EXPENSES	(503.4)	(390.9)	(1,559.5)	(1,350.5)

SALES MARGIN	119.2	78.0	435.8	389.0
OTHER OPERATING INCOME (EXPENSE)
Casualty insurance recoveries		.3		12.3
Royalties and management fee revenue	3.1	3.6	11.7	13.1
Customer bankruptcy recoveries	(.1)	2.0	4.0	2.0
Administrative, selling and general expenses	(17.3)	(14.6)	(54.6)	(47.9)
Miscellaneous - net	.5	(8.2)	(9.4)	(12.0)

	(13.8)	(16.9)	(48.3)	(32.5)

OPERATING INCOME	105.4	61.1	387.5	356.5
OTHER INCOME (EXPENSE)
Gain on sale of assets	7.7	9.5	9.1	9.5
Interest income	4.9	3.9	17.2	13.9
Interest expense	(.8)	(1.0)	(3.6)	(4.5)
Other - net	(.1)	1.2	(.6)	(7.3)

	11.7	13.6	22.1	11.6

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES, MINORITY INTEREST AND
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	117.1	74.7	409.6	368.1
INCOME TAX EXPENSE	(28.2)	(6.2)	(99.0)	(84.8)
MINORITY INTEREST (net of tax)	(5.2)	(2.4)	(17.1)	(10.1)

INCOME FROM CONTINUING OPERATIONS	83.7	66.1	293.5	273.2
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (net of tax)			.3	(.8)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	83.7	66.1	293.8	272.4
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax $2.8)				5.2

NET INCOME	83.7	66.1	293.8	277.6
PREFERRED STOCK DIVIDENDS	(1.4)	(1.4)	(5.6)	(5.6)

INCOME APPLICABLE TO COMMON SHARES	$82.3	$64.7	$288.2	$272.0

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$2.02	$1.49	$6.84	$6.16
Discontinued operations			.01	(.02)
Cumulative effect of accounting change				.12

EARNINGS PER COMMON SHARE - BASIC	$2.02	$1.49	$6.85	$6.26

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$1.59	$1.18	$5.45	$4.92
Discontinued operations			.01	(.02)
Cumulative effect of accounting change				.09

EARNINGS PER COMMON SHARE - DILUTED	$1.59	$1.18	$5.46	$4.99

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	40.7	43.6	42.1	43.5
Diluted	52.6	56.0	53.8	55.7

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS

(UNAUDITED)

	Year
(In Millions, Brackets Indicate Decrease in Cash)	2006	2005
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$293.8	$277.6
Cumulative effect of accounting change		(5.2)
(Income) loss from discontinued operations	(.3)	.8

Income from continuing operations	293.5	273.2
Depreciation and amortization:
Consolidated	73.9	48.6
Share of associated companies	9.4	4.2
Minority interest	17.1	10.1
Share-based compensation	4.9
Deferred income taxes	3.2	(4.4)
Pensions and other postretirement benefits	(40.3)	(35.2)
Gain on sale of assets	(9.9)	(11.3)
Environmental and closure obligations	(1.6)	6.0
Excess tax benefit from share-based compensation	(1.2)
(Gain) loss on currency hedges		9.8
Other	(.1)	5.6
Changes in operating assets and liabilities:
Sales of short-term marketable securities	13.6	182.8
Purchases of short-term marketable securities	(3.7)	(10.0)
Product inventories	14.4	(10.9)
Other	55.3	46.1

Net cash from operating activities	428.5	514.6

INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(119.5)	(97.8)
Share of associated companies	(13.4)	(8.5)
Investment in Portman Limited		(409.0)
Payment of currency hedges		(9.8)
Proceeds from sale of assets	5.5	4.4

Net cash used by investing activities	(127.4)	(520.7)

FINANCING ACTIVITIES
Borrowing under Revolving Credit facility		175.0
Repayment under Revolving Credit facility		(175.0)
Contributions by minority interest	1.9	2.1
Excess tax benefit from share-based compensation	1.2
Proceeds from stock options exercised	.7	5.7
Repurchases of Common Stock	(121.5)
Common Stock dividends	(20.2)	(13.1)
Preferred Stock dividends	(5.6)	(5.6)
Repayment of capital leases	(3.1)
Issuance costs of Revolving Credit	(1.0)	(2.7)
Repayment of other borrowings	(.8)

Net cash used by financing activities	(148.4)	(13.6)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	5.9	(2.2)

CASH FROM (USED BY) CONTINUING OPERATIONS	158.6	(21.9)
CASH FROM (USED BY) DISCONTINUED OPERATIONS -
OPERATING ACTIVITIES	.3	(5.2)
INVESTING ACTIVITIES		3.0

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$158.9	$(24.1)

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31 2006	September 30 2006	December 31 2005
ASSETS	(unaudited)	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$351.7	$203.2	$192.8
Marketable securities		3.7	9.9
Trade accounts receivable - net	62.0	73.3	53.7
Receivables from associated companies	4.0	33.6	5.4
Product inventories	104.7	199.9	119.1
Work in process inventories	50.6	47.8	56.7
Supplies and other inventories	77.5	69.3	70.5
Deferred and refundable income taxes	1.6	13.2	12.1
Other	83.7	60.4	115.8

TOTAL CURRENT ASSETS	735.8	704.4	636.0
PROPERTIES - NET	884.9	844.0	802.8
LONG-TERM RECEIVABLES	43.7	45.0	48.7
PREPAID PENSIONS	2.2	80.4	80.4
DEFERRED INCOME TAXES	107.0	55.2	66.5
MARKETABLE SECURITIES	28.9	22.2	10.6
OTHER ASSETS	90.7	97.9	101.7

TOTAL ASSETS	$1,893.2	$1,849.1	$1,746.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$311.3	$370.7	$355.0
Payables to associated companies	3.4	2.9	7.7

TOTAL CURRENT LIABILITIES	314.7	373.6	362.7
PENSIONS	140.4	95.0	119.6
OTHER POSTRETIREMENT BENEFITS	139.0	67.3	85.2
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	95.1	91.5	87.3
DEFERRED INCOME TAXES	117.9	109.7	116.7
OTHER LIABILITIES	68.5	65.6	79.4

TOTAL LIABILITIES	875.6	802.7	850.9
MINORITY INTEREST	85.8	118.2	71.7
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	172.3	172.3	172.5
SHAREHOLDERS’ EQUITY	759.5	755.9	651.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,893.2	$1,849.1	$1,746.7

Notes to Unaudited Financial Statements

1.     On March 31, 2005, Cliffs initiated the acquisition in Portman Limited by purchasing approximately 68.7 percent of the outstanding shares of Portman. On April 19, 2005, Cliffs completed the acquisition of approximately 80.4 percent of Portman. As a result of this transaction, Portman became a consolidated subsidiary of Cliffs. The allocation of purchase price was completed in the first quarter of 2006.

2.     In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.

CLEVELAND-CLIFFS INC

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED)

	Fourth Quarter		Year
	2006	2005	2006	2005
NORTH AMERICA
Iron Ore Sales (Tons) - In Thousands	7,201	6,101	21,525	22,251

Sales Margin - In Millions
Revenues from iron ore sales and services*	$443.1	$358.0	$1,374.5	$1,307.7
Cost of goods sold and operating expenses*	349.7	278.6	1,025.3	949.1

Sales margin	$93.4	$79.4	$349.2	$358.6

Sales Margin - Per Ton
Revenues from iron ore sales and services*	$61.54	$58.68	$63.86	$58.77
Cost of goods sold and operating expenses*	48.55	45.66	47.63	42.65

Sales margin	$12.99	$13.02	$16.23	$16.12

* Excludes revenues and expenses related to freight and venture partners’ cost reimbursements which are offsetting and have no impact on operating results.

AUSTRALIA
Iron Ore Sales (Tonnes) - In Thousands	2,265	1,651	7,430	4,909

Sales Margin - In Millions
Revenues from iron ore sales and services	$111.5	$59.1	$361.0	$204.5
Cost of goods sold and operating expenses	85.7	60.5	274.4	174.1

Sales margin	$25.8	$(1.4)	$86.6	$30.4

Sales Margin - Per Tonne
Revenues from iron ore sales and services	$49.23	$35.80	$48.59	$41.66
Cost of goods sold and operating expenses	37.82	36.64	36.93	35.47

Sales margin	$11.41	$(.84)	$11.66	$6.19

RECONCILIATION TO PORTMAN MARGIN

Sales Margin - In Millions
Cliffs’ sales margin per above	$25.8	$(1.4)	$86.6	$30.4
Cliffs’ purchase accounting adjustments	11.3	21.9	40.9	48.4

Portman sales margin ($US)	$37.1	$20.5	$127.5	$78.8

Sales Margin - Per Tonne
Cliffs’ sales margin per above	$11.41	$(.84)	$11.66	$6.19
Cliffs’ purchase accounting adjustments	4.99	13.26	5.50	9.86

Portman sales margin ($US)	$16.40	$12.42	$17.16	$16.05